Exhibit 99.1

Itron Announces Fourth Quarter and Fiscal 2010 Results

Record Full Year Revenue of $2.26 Billion

Record Full Year Non-GAAP Diluted EPS of $3.89

Restatement of Fiscal 2010 Quarterly Results to Reflect Revenue Deferral

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--February 16, 2011--Itron, Inc. (NASDAQ:ITRI) today reported financial results for its fourth quarter and full year ended December 31, 2010. Highlights include:

  Record quarterly and full year revenues of $620.7 million and $2.26 billion;
  Quarterly and record full year GAAP diluted EPS of 65 cents and $2.56, respectively;
  Quarterly non-GAAP diluted EPS of 95 cents;
  Record full year non-GAAP diluted EPS of $3.89;
  Non-GAAP tax rate for the quarter of 20.6% reflecting benefits from the retroactive extension of the U.S. research and development tax credit passed in the fourth quarter and lower than forecasted income in higher tax jurisdictions;
  Twelve-month backlog of $913 million and total backlog of $1.6 billion; and
  Quarterly bookings of $581 million.

In addition, Itron announced that it has restated financial results for the quarters ended March 31, June 30, and September 30, 2010 which will be set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010. These revisions were made primarily to defer revenue that had been incorrectly recognized on one contract due to a misinterpretation of an extended warranty obligation. The effect was to reduce revenue and earnings in each of the first three quarters of the year. For the first nine months of 2010, total revenue was reduced by $6.1 million and both GAAP and non-GAAP diluted EPS were reduced by 11 cents. All comparative information within this release is on a restated basis.

“Our record results for the year resulted from our continued commitment to technological innovation as well as our balanced and diversified portfolio of products and solutions for the electric, gas and water industries,” said Malcolm Unsworth, president and CEO. “Our main objectives in 2010 were to successfully deploy our smart metering solutions for our large contracts in North America, prepare for developing opportunities in Europe and other regions of the world, and grow our gas and water businesses. We met those objectives and more and are positioned for continued growth in 2011.”

Operations Highlights:

Revenues increased $143.8 million, or 30.2%, for the quarter and $571.8 million, or 33.9%, for the year compared to the same periods last year. The increase in revenues was primarily driven by higher shipments of smart meters and modules in North America. During the fourth quarter we shipped 1.4 million OpenWay units. The increase in fourth quarter revenue included an $11.5 million unfavorable effect from changes in foreign currency exchange rates. The unfavorable foreign exchange effect on revenues for the year was $5.3 million.

Gross margin for the quarter was 29.9% which was lower than the prior year fourth quarter margin of 30.5%. Both segments contributed to the decline from the prior year. Itron North America declined 130 basis points from fourth quarter 2009 primarily due to a higher mix of OpenWay revenue which, including installation services, currently has a lower margin than non-OpenWay revenue. Itron International gross margin declined 120 basis points from fourth quarter 2009 primarily due to special charges. International gross margins were also impacted by higher material costs which were offset by higher volumes and a more favorable product mix.

Operating expenses, excluding amortization of intangibles, were $124.1 million, or 20.0% of revenue, for the quarter compared to $104.1 million, or 21.8% of revenue, in the prior year. The increase was due primarily to higher compensation expenses as well as research and development costs for new and enhanced products.

Net income and diluted EPS for the fourth quarter and year were $26.6 million, or 65 cents per share, and $104.8 million, or $2.56 per share. This compares with net income of $5.2 million, or 13 cents per share, and a loss of $2.2 million, or 6 cents per share, in the same periods in 2009. The increase in 2010 net income was primarily due to higher operating income in our North America segment.

Forward Looking Statements:

This release contains forward-looking statements concerning our expectations about operations, financial performance, sales, earnings and cash flows. These statements reflect our current plans and expectations and are based on information currently available. The statements rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks and other factors which are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2009 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements, including our business outlook.

2011 Guidance:

Itron’s guidance for 2011 is as follows:

  Revenue between $2.15 billion and $2.30 billion
  Non-GAAP diluted EPS between $3.95 and $4.40

Our guidance assumes a Euro to U.S. dollar exchange rate of $1.35, average shares outstanding of approximately 41.4 million and a non-GAAP effective tax rate between 27% and 29%.

Non-GAAP Financial Information:

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. Specifically, these non-GAAP financial measures are provided to enhance investors’ overall understanding of our current financial performance and our future anticipated performance by excluding infrequent costs, particularly those associated with acquisitions. We exclude certain infrequent costs, particularly those associated with acquisitions, in our non-GAAP financial measures as we believe the net result is a measure of our core business. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Finally, our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

Earnings Conference Call:

Itron will host a conference call to discuss the financial results contained in this release at 2:00 p.m. (PST) on February 16, 2011. The call will be webcast in a listen only mode. Webcast information and conference call materials will be made available in the “Investors/Investor Events” section of Itron’s website (www.itron.com) prior to the start of the call. The webcast replay will begin after the conclusion of the live call and will be available for two weeks. A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for 48 hours, and is accessible by dialing (888) 203-1112 (Domestic) or (719) 457-0820 (International), entering passcode #4354205.

About Itron:

At Itron, we’re dedicated to delivering end-to-end smart grid and smart distribution solutions to electric, gas and water utilities around the globe. Our company is the world’s leading provider of smart metering, data collection and utility software systems, with nearly 8,000 utilities worldwide relying on our technology to optimize the delivery and use of energy and water. Our offerings include electricity, gas, water and heat meters; network communication technology; collection systems and related software applications; and professional services. To realize your smarter energy and water future, start here: www.itron.com.

Statements of operations, segment information, balance sheets, cash flow statements and reconciliations of non-GAAP financial measures to the most directly comparable financial measures follow.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Revenues	$620,658	$476,823	$2,259,271	$1,687,447
Cost of revenues	435,302	331,539	1,561,032	1,149,991
Gross profit	185,356	145,284	698,239	537,456
Gross margin	29.9%	30.5%	30.9%	31.9%

Operating expenses
Sales and marketing	47,968	39,836	171,676	152,405
Product development	40,129	29,270	140,229	122,314
General and administrative	36,034	35,040	133,086	119,137
Amortization of intangible assets	17,592	25,785	69,051	98,573
Total operating expenses	141,723	129,931	514,042	492,429

Operating income	43,633	15,353	184,197	45,027
Other income (expense)
Interest income	148	215	592	1,186
Interest expense	(12,688)	(16,992)	(54,904)	(70,311)
Loss on extinguishment of debt, net	-	-	-	(12,800)
Other income (expense), net	(3,701)	269	(9,141)	(9,176)
Total other income (expense)	(16,241)	(16,508)	(63,453)	(91,101)

Income (loss) before income taxes	27,392	(1,155)	120,744	(46,074)
Income tax benefit (provision)	(822)	6,308	(15,974)	43,825
Net income (loss)	$26,570	$5,153	$104,770	$(2,249)

Earnings (loss) per common share-Basic	$0.66	$0.13	$2.60	$(0.06)
Earnings (loss) per common share-Diluted	$0.65	$0.13	$2.56	$(0.06)

Weighted average common shares outstanding-Basic	40,424	40,129	40,337	38,539
Weighted average common shares outstanding-Diluted	40,938	40,607	40,947	38,539

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Revenues
Itron North America	$321,534	$196,073	$1,177,391	$615,731
Itron International	299,124	280,750	1,081,880	1,071,716
Total Company	$620,658	$476,823	$2,259,271	$1,687,447

Gross profit
Itron North America	$105,565	$66,945	$394,247	$211,682
Itron International	79,791	78,339	303,992	325,774
Total Company	$185,356	$145,284	$698,239	$537,456

Operating income (loss)
Itron North America	$51,716	$24,472	$201,410	$36,931
Itron International	3,394	(2,404)	26,363	37,614
Corporate unallocated	(11,477)	(6,715)	(43,576)	(29,518)
Total Company	$43,633	$15,353	$184,197	$45,027

METER AND MODULE SUMMARY
(Units in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Total meters (standard, advanced, and smart)
Itron North America
Electricity	1,950	1,140	6,940	3,480
Gas	90	90	510	350
Itron International
Electricity	2,280	2,120	7,870	7,790
Gas	1,080	1,100	4,020	4,980
Water	2,150	1,890	9,110	8,430
Total meters	7,550	6,340	28,450	25,030

Additional meter information (Total Company)
Advanced meters	1,150	910	3,980	3,110
Smart meters	1,470	490	4,460	710
Standalone advanced and smart communication modules	1,550	970	5,960	3,830
Advanced and smart meters and communication modules	4,170	2,370	14,400	7,650

Meters with other vendors' advanced or smart communication modules	120	160	510	630

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$169,477	$121,893
Accounts receivable, net	371,662	337,948
Inventories	208,157	170,084
Deferred tax assets current, net	55,351	20,762
Other current assets	77,570	75,229
Total current assets	882,217	725,916

Property, plant, and equipment, net	299,242	318,217
Prepaid debt fees	4,483	8,628
Deferred tax assets noncurrent, net	35,050	89,932
Other noncurrent assets	23,759	18,117
Intangible assets, net	291,670	388,212
Goodwill	1,209,376	1,305,599
Total assets	$2,745,797	$2,854,621

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$241,949	$219,255
Other current liabilities	49,243	64,583
Wages and benefits payable	110,479	71,592
Taxes payable	19,725	14,377
Current portion of debt	228,721	10,871
Current portion of warranty	24,912	20,941
Unearned revenue	28,258	40,140
Deferred tax liabilities current, net	447	1,625
Total current liabilities	703,734	443,384

Long-term debt	382,220	770,893
Long-term warranty	26,371	12,932
Pension plan benefit liability	61,450	63,040
Deferred tax liabilities noncurrent, net	54,412	80,695
Other long-term obligations	89,315	83,163
Total liabilities	1,317,502	1,454,107

Commitments and contingencies

Shareholders' equity
Preferred stock	-	-
Common stock	1,328,249	1,299,134
Accumulated other comprehensive income (loss), net	(34,974)	71,130
Retained earnings	135,020	30,250
Total shareholders' equity	1,428,295	1,400,514
Total liabilities and shareholders' equity	$2,745,797	$2,854,621

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Twelve Months Ended December 31,
	2010	2009

Operating activities
Net income (loss)	$104,770	$(2,249)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	131,205	155,737
Stock-based compensation	19,107	16,982
Excess tax benefits from stock-based compensation	(1,232)	-
Amortization of prepaid debt fees	5,492	8,258
Amortization of convertible debt discount	10,099	9,673
Loss on extinguishment of debt, net	-	9,960
Deferred taxes, net	(17,992)	(64,216)
Other adjustments, net	6,797	3,102
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(45,612)	(2,962)
Inventories	(41,417)	3,535
Accounts payables, other current liabilities, and taxes payable	40,884	9,873
Wages and benefits payable	42,245	(8,261)
Unearned revenue	(2,356)	14,836
Warranty	14,656	(5,273)
Other operating, net	(12,055)	(8,208)
Net cash provided by operating activities	254,591	140,787

Investing activities
Acquisitions of property, plant, and equipment	(62,822)	(52,906)
Business acquisitions & contingent consideration, net of cash equivalents acquired	-	(4,317)
Other investing, net	6,548	3,229
Net cash used in investing activities	(56,274)	(53,994)

Financing activities
Payments on debt	(155,163)	(275,796)
Issuance of common stock	8,776	166,372
Prepaid debt fees	(1,347)	(3,936)
Excess tax benefits from stock-based compensation	1,232	-
Other financing, net	(2,135)	(761)
Net cash used in financing activities	(148,637)	(114,121)

Effect of foreign exchange rate changes on cash and cash equivalents	(2,096)	4,831
Increase (decrease) in cash and cash equivalents	47,584	(22,497)
Cash and cash equivalents at beginning of period	121,893	144,390
Cash and cash equivalents at end of period	$169,477	$121,893

ITRON, INC.
RESTATED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR FISCAL PERIODS IN 2010

(Unaudited, in thousands, except per share data)

	RESTATED
	Three	Three	Six	Three	Nine
	Months Ended	Months Ended	Months Ended	Months Ended	Months Ended
	March 31	June 30		September 30

Revenues	$497,623	$567,339	$1,064,962	$573,651	$1,638,613
Cost of revenues	340,559	393,283	733,842	391,888	1,125,730
Gross profit	157,064	174,056	331,120	181,763	512,883

Operating expenses
Sales and marketing	41,537	40,974	82,511	41,197	123,708
Product development	33,040	33,022	66,062	34,038	100,100
General and administrative	33,057	33,285	66,342	30,710	97,052
Amortization of intangible assets	17,811	16,766	34,577	16,882	51,459
Total operating expenses	125,445	124,047	249,492	122,827	372,319

Operating income	31,619	50,009	81,628	58,936	140,564
Other income (expense)
Interest income	167	111	278	166	444
Interest expense	(14,923)	(13,965)	(28,888)	(13,328)	(42,216)
Other income (expense), net	(592)	(425)	(1,017)	(4,423)	(5,440)
Total other income (expense)	(15,348)	(14,279)	(29,627)	(17,585)	(47,212)

Income before income taxes	16,271	35,730	52,001	41,351	93,352
Income tax benefit (provision)	8,979	(10,419)	(1,440)	(13,712)	(15,152)
Net income	$25,250	$25,311	$50,561	$27,639	$78,200

Earnings per common share-Basic	$0.63	$0.63	$1.26	$0.68	$1.94
Earnings per common share-Diluted	$0.62	$0.61	$1.23	$0.68	$1.91

Weighted average common shares outstanding-Basic	40,191	40,329	40,261	40,400	40,307
Weighted average common shares outstanding-Diluted	40,862	41,161	41,011	40,828	40,950

The unaudited quarterly financial information for the first three quarters of 2010 has been restated. The restatement was made primarily to defer revenue previously recognized on one contract due to a misinterpretation of an extended warranty provision. While the restatement was not deemed material to the first three quarters of 2010, we concluded that the aggregate correction of such amounts would be material to the fourth quarter of 2010.

Accordingly, the restatement impacted the consolidated financial statements in the previously filed Quarterly Reports on Form 10-Q for each of the first three quarters of 2010. While certain captions within cash provided by operating activities in the consolidated statements of cash flows were impacted by the correction, total cash provided by operating activities did not change from amounts previously reported. The consolidated statements of operations have been restated, as above.

ITRON, INC.
RESTATED CONSOLIDATED SEGMENT INFORMATION
FOR FISCAL PERIODS IN 2010

(Unaudited, in thousands)

	RESTATED
	Three	Three	Six	Three	Nine
	Months Ended	Months Ended	Months Ended	Months Ended	Months Ended
	March 31	June 30		September 30
Revenues
Itron North America	$241,559	$301,143	$542,702	$313,155	$855,857
Itron International	256,064	266,196	522,260	260,496	782,756
Total Company	$497,623	$567,339	$1,064,962	$573,651	$1,638,613

Gross profit
Itron North America	$78,159	$100,972	$179,131	$109,551	$288,682
Itron International	78,905	73,084	151,989	72,212	224,201
Total Company	$157,064	$174,056	$331,120	$181,763	$512,883

Operating income (loss)
Itron North America	$32,036	$55,384	$87,420	$62,274	$149,694
Itron International	10,437	5,017	15,454	7,515	22,969
Corporate unallocated	(10,854)	(10,392)	(21,246)	(10,853)	(32,099)
Total Company	$31,619	$50,009	$81,628	$58,936	$140,564

Itron, Inc.

About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures.”

We use these non-GAAP financial measures for financial and operational decision making and as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management’s internal comparisons to our historical performance as well as comparisons to our competitors’ operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and non-recurring discrete cash and non-cash charges that are infrequent in nature such as purchase accounting adjustments or extinguishment of debt gains and losses. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating expense and non-GAAP operating income – We define non-GAAP operating expense as operating expense excluding the expense related to the amortization of intangible assets. We define non-GAAP operating income as operating income excluding the expense related to the amortization of intangible assets. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are related to previous acquisitions. By excluding these expenses we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, expenses related to amortization of intangible assets are now decreasing, which is improving GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expense and non-GAAP operating income versus operating expense and operating income calculated in accordance with GAAP. Non-GAAP operating expense and non-GAAP operating income exclude some costs that are recurring. Additionally, the expenses that we exclude in our calculation of non-GAAP operating expense and non-GAAP operating income may differ from the expenses that our peer companies exclude when they report the results of their operations. We compensate for these limitations by providing specific information about the GAAP amounts we have excluded from our non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and GAAP operating income.

Non-GAAP net income and non-GAAP diluted EPS – We define non-GAAP net income as net income excluding the expenses associated with amortization of intangible assets, amortization of debt placement fees, amortization of convertible debt discount, and the non-cash net loss on the extinguishment of debt. We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income and GAAP diluted EPS.

Adjusted EBITDA – We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization of intangible asset expenses, and the non-cash net loss on the extinguishment of debt, and (c) exclude the tax expense or benefit. We believe that providing this financial measure is important for management and investors to understand our ability to service our debt as it is a measure of the cash generated by our core business. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. Management compensates for this limitation by providing a reconciliation of this measure to GAAP net income.

Free cash flow – We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant, and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of non-GAAP operating income apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Non-GAAP operating expense:
GAAP operating expense	$141,723	$129,931	$514,042	$492,429
Amortization of intangible assets	(17,592)	(25,785)	(69,051)	(98,573)
Non-GAAP operating expense	$124,131	$104,146	$444,991	$393,856

Non-GAAP operating income:
GAAP operating income	$43,633	$15,353	$184,197	$45,027
Amortization of intangible assets	17,592	25,785	69,051	98,573
Non-GAAP operating income	$61,225	$41,138	$253,248	$143,600

Non-GAAP net income:
GAAP net income (loss)	$26,570	$5,153	$104,770	$(2,249)
Amortization of intangible assets	17,592	25,785	69,051	98,573
Amortization of debt placement fees	1,222	1,823	5,285	8,037
Amortization of convertible debt discount	2,595	2,411	10,099	9,673
Loss on extinguishment of debt, net	-	-	-	9,960
Income tax effect of non-GAAP adjustments	(9,232)	(1,694)	(29,752)	(41,525)
Non-GAAP net income	$38,747	$33,478	$159,453	$82,469

Non-GAAP diluted EPS	$0.95	$0.82	$3.89	$2.12

Weighted average common shares outstanding - Diluted	40,938	40,607	40,947	38,946

Adjusted EBITDA:
GAAP net income (loss)	$26,570	$5,153	$104,770	$(2,249)
Interest income	(148)	(215)	(592)	(1,186)
Interest expense	12,688	16,992	54,904	70,311
Income tax (benefit) provision	822	(6,308)	15,974	(43,825)
Depreciation and amortization	34,021	41,925	131,205	155,737
Loss on extinguishment of debt, net	-	-	-	9,960
Adjusted EBITDA	$73,953	$57,547	$306,261	$188,748

Free Cash Flow:
Net cash provided by operating activities	$87,475	$53,700	$254,591	$140,787
Acquisitions of property, plant, and equipment	(17,315)	(14,883)	(62,822)	(52,906)
Free Cash Flow	$70,160	$38,817	$191,769	$87,881

ITRON, INC.
RESTATED RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
FOR FISCAL PERIODS IN 2010

(Unaudited, in thousands, except per share data)

	RESTATED
	Three	Three	Six	Three	Nine
	Months Ended	Months Ended	Months Ended	Months Ended	Months Ended
	March 31	June 30		September 30
Non-GAAP operating income:
GAAP operating income	$31,619	$50,009	$81,628	$58,936	$140,564
Amortization of intangible assets	17,811	16,766	34,577	16,882	51,459
Non-GAAP operating income	$49,430	$66,775	$116,205	$75,818	$192,023

Non-GAAP net income:
GAAP net income (loss)	$25,250	$25,311	$50,561	$27,639	$78,200
Amortization of intangible assets	17,811	16,766	34,577	16,882	51,459
Amortization of debt placement fees	1,201	1,458	2,659	1,404	4,063
Amortization of convertible debt discount	2,456	2,501	4,957	2,547	7,504
Income tax effect of non-GAAP adjustments	(6,789)	(7,184)	(13,973)	(6,547)	(20,520)
Non-GAAP net income	$39,929	$38,852	$78,781	$41,925	$120,706

Non-GAAP diluted EPS	$0.98	$0.94	$1.92	$1.03	$2.95

Weighted average common shares outstanding - Diluted	40,862	41,161	41,011	40,828	40,950

Adjusted EBITDA:
GAAP net income (loss)	$25,250	$25,311	$50,561	$27,639	$78,200
Interest income	(167)	(111)	(278)	(166)	(444)
Interest expense	14,923	13,965	28,888	13,328	42,216
Income tax (benefit) provision	(8,979)	10,419	1,440	13,712	15,152
Depreciation and amortization	33,277	31,794	65,071	32,113	97,184
Adjusted EBITDA	$64,304	$81,378	$145,682	$86,626	$232,308

Free Cash Flow:
Net cash provided by operating activities	$65,779	$51,307	$117,086	$50,030	$167,116
Acquisitions of property, plant, and equipment	(16,151)	(11,565)	(27,716)	(17,791)	(45,507)
Free Cash Flow	$49,628	$39,742	$89,370	$32,239	$121,609

CONTACT:
Itron, Inc.
Ranny Dwiggins, 509-891-3443
Vice President, Investor Relations
ranny.dwiggins@itron.com